                                                          (MAN INVESTMENTS LOGO)

                                Man-AHL 130, LLC

                                Account Statement
                              5/1/2009 to 5/31/2009
                                   (Unaudited)

MAN-AHL 130, LLC

                     STATEMENT OF CHANGES IN CAPITAL ACCOUNT

Beginning of Period Net Asset Value                                                   31,091,459.05
Capital Additions this Period                                                          1,361,405.15
Capital Withdrawals this Period                                                                0.00
   Net Income (Loss) for the Period                                                    1,162,646.80
                                                                                      -------------
   End of Period Net Asset Value (5/31/2009)                                          33,615,511.00
                                                                                      -------------
   Rate of Return for the Period Class A Series 1                              3.53%
   Rate of Return for the Period Class A Series 2                              3.64%
   Rate of Return for the Period Class B Series 1                              3.47%
   Rate of Return for the Period Class B Series 2                              3.58%

                       INVESTOR STATEMENT OF INCOME (LOSS)

Income

      Gain (Loss) on Trading of Commodity Futures and Forwards:
         Realized Gain (Loss) on Closed Futures and Forwards                           1,491,411.48
         Change in Unrealized Gain (Loss) on Open Futures and Forwards                  (403,397.93)
      Gain (Loss) From Investments in Other Partnerships                                 226,194.65
      Change in Accrued Commissions                                                       (7,976.11)
      Miscellaneous Income                                                                     0.00
      Interest Income                                                                      6,034.61
                                                                                      -------------
            Total Income                                                               1,312,266.70
                                                                                      -------------

Expenses
      Miscellaneous Fee Expense                                                         (12,229.02)
      Management Fee                                                                    (77,274.90)
      Incentive Fee                                                                            0.00
      Other Expenses                                                                     (60,115.98)
                                                                                      -------------
            Total Expenses                                                              (149,619.90)
                                                                                      -------------
            Net Income                                                                (1,162,646.80)
                                                                                      -------------

              STATEMENT OF FUND CHANGES IN NET ASSET VALUE (N.A.V.)

Beginning of Period Net Asset Value (5/1/2009)                                        31,091,459.05
Capital Contributions this Period                                                      1,361,405.15
Capital Redeemed this Period                                                                   0.00
Current Period Net Income (Loss)                                                       1,162,646.80
                                                                                      -------------
         End of Period Net Asset Value Value (5/31/2009)                              33,615,511.00
                                                                                      -------------
         End of Period Net Asset Value Per Unit Class A Series 1 (5/31/2009)                 129.93

         End of Period Net Asset Value Per Unit Class A Series 2 (5/31/2009)                 133.06
         End of Period Net Asset Value Per Unit Class B Series 1 (5/31/2009)                 130.28
         End of Period Net Asset Value Per Unit Class B Series 2 (5/31/2009)                 133.42

To the best of my knowledge and belief, the information contained in the above report is accurate and complete.


/s/ Alicia B. Derrah

Alicia Derrah, Vice President, Chief Financial Officer, and Secretary Man Investments (USA) Corp Commodity Pool Operator of Man AHL-130, LLC